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                                                                   EXHIBIT 4.12


                    CONSTRUCTION FUND DISBURSEMENT AGREEMENT
                                 (IMPROVEMENTS)


     BY THIS AGREEMENT ("Agreement") made and entered into as of the_____day of ___________, 199_, by_____________________________("Borrower"), a _________
limited [partnership] [liability company], KMART CORPORATION ("Kmart"), a Michigan corporation, ___________________("Escrow Agent" or "Agent"), a _____________corporation, _________________("Tenant"), a _____________
corporation, _________________ [____________________("Construction Monitor"),]
a ___________ corporation acting in its capacity as agent for Tenant, and NATIONAL TENANT FINANCE CORPORATION ("Lender"), a Delaware corporation (Lender is made a party hereto solely for the purpose set forth in Section 6), Borrower, Kmart, Escrow Agent, Tenant, Construction Monitor and Lender agree as follows:

Section 1.     RECITALS.

     1.1 The Transaction. Borrower and Lender have entered into a Loan Agreement ("Loan Agreement") dated as of even date herewith, pursuant to which Lender has agreed to provide a Loan for the acquisition of certain Land and the construction on the Land in accordance with certain plans described in
Article 10 of the Lease of certain "Improvements" in connection with the development of a retail store facility which will be financed through Lender ("Project") pursuant to the Loan Agreement. Kmart has executed and delivered that certain Lease Guaranty dated as of even date herewith of the Lease of the Project ("Lease") entered into by Tenant. To secure certain of Borrower's obligations under the Lease, Borrower has as of the date hereof granted to Tenant a Mortgage, Security Agreement and Assignment of Rents ("Second Mortgage") and Option to Purchase Real Estate ("Option") covering the Project. Pursuant to the Lease, the Annual Rental provided for therein will commence on the Rental Commencement Date, whether or not the Project is completed, whether the Tenant takes occupancy and whether the Tenant accepts the Improvements as constructed. Pursuant to the Loan Agreement, the Loan Amount shall be disbursed in a single advance, a portion of which shall be disbursed to Escrow Agent, subject to the terms and conditions of this Agreement. In order to provide assurance to Kmart and the Tenant that the Project will be developed in a timely manner in accordance with the Approved Drawings and Specifications as to the Improvements referred to in the Lease, Borrower, Kmart, Tenant, [Construction Monitor] and Escrow Agent have agreed to certain procedures regarding the disbursement of the portion of the Loan Amount held by Escrow Agent hereunder, and in addition, Borrower, Kmart and Tenant have agreed to certain remedies in favor of Kmart and Tenant in the event of a default by Borrower under the Lease [or][,] the terms of this Agreement [or the Construction Fund Disbursement Agreement (Common Area) ("Common Area Disbursement Agreement") of even date herewith among the parties hereto and certain other tenants] (individually or





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collectively, "Event of Default"), in the event such procedures are not followed.

     1.2 Terms; Governing Document. All capitalized terms used herein, unless otherwise expressly provided, shall have the meaning set forth in the Lease or in Exhibit "1.2A" attached hereto and incorporated herein by reference. In the event of any conflict between the terms and provisions of this Agreement and the Lease, the terms and conditions of the Lease shall govern and prevail; provided, however, with respect to a conflict involving Escrow Agent or [Construction Monitor] this Agreement shall prevail.

Section 2.     DISBURSEMENTS.

     2.1 Construction Fund. On or before the Closing Date, Borrower shall submit to Escrow Agent an executed original of Form W-9 and an executed original of the Investment of Escrow Funds Instruction attached hereto as Exhibit "2.1A" and incorporated herein by reference (and any other documentation reasonably required by the Escrow Agent). On the Closing Date, the portion of the Loan Amount designated "Construction Fund-Improvements" on the Closing Statement attached as Exhibit "2.1B") ("Construction Fund"), shall be wire transferred by or on behalf of Borrower into an interest bearing segregated account ("Escrow Account") at _________________________ ("Escrow Bank"), or such other bank designated by Borrower and approved by Tenant, receipt of which will be acknowledged by Escrow Agent in writing to Tenant and Borrower upon confirmation of the wire transfer, subject to the terms and conditions of this Agreement and the Pledge Agreement provided for in the Loan Agreement; provided, however, neither Escrow Agent, Kmart nor Tenant shall have any obligations under the Pledge Agreement. The Construction Fund shall be deposited in the Escrow Account, segregated from the funds of Escrow Agent and invested by the Escrow Agent in Eligible Investments as defined in Exhibit "2.1C", and such funds shall initially be invested in accordance with subsection __ of Exhibit "2.1C" subject to the rights of Kmart and Tenant pursuant to this Agreement in an Event of Default. Borrower has designated and Tenant and Escrow Agent hereby approve Escrow Bank as a depository.

     2.2 Construction Disbursements. Subject to compliance by Borrower with the terms and conditions of this Agreement, Escrow Agent shall disburse the Construction Fund as follows:

          (a) The Construction Fund shall be used to cover all onsite, offsite, indirect and building costs ("Construction Costs") as set forth in the Cost Budget for the Project, a copy of which is attached hereto and incorporated herein as Exhibit "2.2", and which by attachment hereto shall be deemed approved by Borrower and Tenant. Payments for the Construction Costs will be made pursuant to requests for disbursements in the form required by
Section 2.3(a) which shall be reviewed and approved by [Construction Monitor] and Tenant. The review and approval of Requests (as hereinafter defined) shall be subject to monitoring of the progress





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of and inspection of the Construction by the [Construction Monitor] and the
Tenant and receipt by [Construction Monitor] and Tenant of the documentation required by this Agreement.

          (b) As construction of the Project progresses, disbursements shall be made on a percentage of completion basis (subject to the Retainage as defined in subsection (d) below) to the extent the Project is constructed, with labor performed and materials and equipment supplied in accordance with the Approved Drawings and Specifications as to the Improvements and the Approved Site Improvement Drawings and Specifications as to the Site Work and Common Area. Payments will be made for such materials, fixtures and equipment delivered to the Land only where title has unconditionally vested in Borrower and such Land has been adequately safeguarded from theft and destruction and properly insured against such occurrences. For purposes of computing the progressive percentage of completion, the Project is divided into individual line items of Construction Cost categories, with the Project costs allocated to specific line items set forth in the Cost Budget. If the Project is a shopping center, the Cost Budget will specify on a line item basis the costs attributable to each store based on the percentage of completion of each line item for that store.

          (c) On the _________ (__) Business Day after the receipt of the Request (as hereinafter defined), Tenant shall (i) authorize payment of the Request subject to any correction(s) or mediations required by any Disapproval Notice(s) (as hereinafter defined in Section 2.4), and (ii) provide the notification required by the Escrow Agent in order to fund the Request to the extent so authorized.

          (d) An amount equal to ten percent (10%) of all Construction Cost items ("Retainage") shall be retained from the amount requested in each Request. The Retainage and Developer's Profit specified in the Cost Budget shall be disbursed as provided below.

     2.3 Requests for Disbursements. Borrower shall be entitled to request disbursements monthly by delivering the following described items to [Construction Monitor] and one copy to Tenant (and to Lender, upon receipt of a written request therefor) in form and substance acceptable to the Tenant together with such other documents as may be requested by Tenant or the [Construction Monitor] (collectively, "Request"):

          (a) On or before the 25th day of each calendar month, Borrower shall submit a written draw request in the form attached hereto as Exhibit "2.3A" and incorporated herein by this reference to the [Construction Monitor] and the Tenant setting forth such details concerning construction of the Improvements and the Site Work as [Construction Monitor] and Tenant shall require, including the Construction Costs expended to the date of the Request and the amounts then due and unpaid on account of such Construction. The





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Request shall be signed by the  general contractor.   The Request shall also
include a written certificate and warranty signed by Borrower detailing and itemizing the percentage of completion of each Construction Cost item (completed in the manner described above) as to the Improvements and as to the Site Work since the last Request submitted to [Construction Monitor], and warranting that (i) the balance of the Construction Fund (excluding the Retainage from prior disbursements) which would remain after the requested disbursement is made constitutes not less than 100% of the expected cost of the uncompleted portion of the Improvements including the Retainage relating to each, (ii) all work performed to date is in accordance with the Approved Drawings and Specifications and the Approved Site Improvement Drawings and Specifications, and (iii) the Improvements and the Site Work as completed to date do not, and, if completed in accordance with the Approved Drawings and Specifications, will not violate any law, ordinance, rule or regulation. The Request shall warrant that no mechanic's or materialmen's liens are currently existing against Borrower or the Land, that all governmental licenses and permits for the applicable stages of construction, including approvals and temporary certificates of occupancy, have been obtained and will be exhibited to Tenant upon request, and that there is no Event of Default.

          (b) Each monthly request submitted in accordance with Section 2.3(a) shall have attached thereto the following:

               (i) supporting invoices, paid statements and lien waivers in the form attached hereto as Exhibit "2.3B" for work accomplished and previously paid for, or materials delivered and previously paid for, building permits and such certifications by Borrower of the reasonableness and appropriateness of the Construction Costs as may be reasonably requested by [Construction Monitor], Tenant or Escrow Agent; and

               (ii) a date down endorsement, issued by the Title Insurance Company, insuring as of the date of such endorsement with respect to all prior draws against mechanics' and materialmen's liens, in form and content satisfactory to the Tenant and paid for by Borrower, which endorsement may show in addition to the Permitted Exceptions the Second Mortgage and Option as title exceptions on the Land but shall not show any other title exceptions not approved by Tenant.

          The [Construction Monitor] shall verify to the Tenant (in the monthly monitoring report to be submitted to the Tenant pursuant to the Consultant Agreement executed by the Tenant and the [Construction Monitor] contemporaneously herewith) that the required documents have been attached to the Request.

     2.4  Approval of Request.

          (a) Tenant shall inspect the work completed and/or cause an inspection of the work completed to be conducted by an architect, engineer or other construction management or inspection





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professional to verify the statements contained in the Request and the statements contained in the supporting documents. Within _________ (__) Business Days of receipt of the required documents, Tenant shall make any inquiries it deems prudent and express any objection it may have with regard to the Request and shall approve or disapprove any line item in the Request which it reasonably determines is not correct or payable in accordance with the Cost Budget. The approval or disapproval shall be communicated to the [Construction Monitor] by Tenant _______ (__) Business Days after receipt of the Request, and in such notice Tenant shall specify the line item(s) disapproved and the reasons therefor ("Disapproval Notice"). If Tenant fails to approve or disapprove the Request by the _____ (__) Business Day after receipt of the Request, the Request shall be deemed approved by the Tenant.

          (b) In the event Tenant disapproves any line item in the Request and the [Construction Monitor] reasonably determines that failure to pay such amount may delay or otherwise adversely affect the completion of construction of the Project, the [Construction Monitor] will use good faith efforts to mediate any dispute that may exist as to the disapproved line item, or the [Construction Monitor] may direct the Tenant to undertake the resolution of such dispute with the Contractor or subcontractor.

          (c) In the event that Tenant pursuant to the terms of this Agreement elects to complete construction of the Improvements, then Tenant may submit the Request and receive disbursement from the Escrow Account pursuant to the procedures described herein. The Tenant shall also be entitled to receive any Developer's Profit which would have been payable to the Borrower upon satisfaction of the requirements set forth in Section 2.8.

          (d) In addition, in the event that Tenant pursuant to the terms of this Agreement avails itself of the self help remedies to complete construction of the Improvements, the Tenant shall be responsible to promptly resolve any mechanic's liens disputes as to those items of work on the Project and shall pay all sums in connection therewith from the Construction Fund.

     2.5 Fees and Expenses of [Construction Monitor and] Escrow Agent. All fees and expenses due and payable to the [Construction Monitor and] Escrow Agent shall be included in the Cost Budget and shall be included in the monthly Requests.

     2.6  Manner of Disbursement.

          (a) Escrow Agent may disburse draws to Borrower or its order by wire transfer to an account designated by Borrower, or, at Tenant's election, if there is an Event of Default which continues beyond the expiration of any applicable cure period, Tenant may direct disbursements to be made directly to the persons furnishing labor and/or materials or to both by joint check or otherwise or by any other method Tenant shall from time to time elect. Notwithstanding the foregoing, none of such persons or entities





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shall constitute a creditor, third party or incidental beneficiary hereto, have any right of action hereon or right to monies hereunder or otherwise be entitled to any rights or benefits under this Agreement.

          (b) Neither Tenant nor the [Construction Monitor] shall have an obligation to see that the disbursements made by and to Borrower or any designee of Borrower or pursuant to this Section 2.6 are actually used by that party to pay for labor and materials furnished for the construction of the Improvements or the Site Work. Borrower acknowledges that the payment of any designee is Borrower's responsibility and Borrower assumes all risks in connection with any disbursement to any such designee.

     2.7 Frequency of Disbursements. Tenant may in its sole discretion, but shall not be obligated to, direct Escrow Agent to fund advances from the Construction Fund more frequently than once each calendar month.

     2.8  Completion of the Project; Termination.

          (a) Unless paid to Tenant pursuant to Section 2.4(c), Escrow Agent shall pay Borrower the Retainage and the Developer's Profit less any amount withheld by Escrow Agent as shall be required to complete all punchlist items relating to the Improvements as determined by Tenant and to pay any remaining fees and expenses of the [Construction Monitor] and Escrow Agent pursuant to subsection (b) below upon completion of Construction of the Improvements [other than __________ which has been deferred for seasonal reasons] pursuant to
Article 10 of the Lease, and the transmittal to the Tenant of the following:

          (i) a copy of the final Certificate of Occupancy for the Improvements;

          (ii) copies of all final inspection reports and/or local/state compliance certificates with respect to the Improvements;

          (iii) reproducible as built record drawings of the Improvements;

          (iv) the construction guaranties and warranties required to be given to the Tenant pursuant to the Lease or this Agreement and other standard guaranties and warranties obtained from suppliers and subcontractors;

          (v) three (3) complete sets of manuals for all equipment installed in the Improvements;

          (vi) an endorsement to the Tenant's leasehold title insurance policy dated as of the date of the advance of funds to Borrower insuring against any mechanic's or materialmen's liens for





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work on the Land as of the date of such endorsement, and confirming the zoning endorsement for completion of the Improvements;

          (vii) final and unconditional lien releases from all suppliers, materialmen, subcontractors and the general contractor as well as the Contractor's final affidavit; and

          (viii) a written acknowledgement to the Escrow Agent by the Tenant and the [Construction Monitor] (such acknowledgement not to be unreasonably withheld or delayed) that the Borrower has Substantially Completed the Improvements pursuant to the Lease.

          (b) Upon completion of all punchlist and other incomplete items relating to the Improvements or the Common Area pursuant to the Common Area Disbursement Agreement and the payment of the cost thereof by Escrow Agent together with any remaining fees and expenses of the Construction Monitor and Escrow Agent, Escrow Agent shall pay to Tenant any remaining amounts in the Escrow Account and this Agreement shall thereupon be deemed terminated.

Section 3.     COST CONTROLS.

     3.1 Revisions of Cost Budget. Borrower may from time to time submit to [Construction Monitor and] Tenant for Tenant's written approval proposed revisions of the Cost Budget for change orders approved by Tenant pursuant to
Section 3.2 hereof. Any revised Cost Budget that is approved by Tenant shall, from and after the date of written approval thereof and until subsequently revised, constitute the Cost Budget for purposes of this Agreement.

     3.2  Changes and Change Orders.

          (a) No material changes in the Approved Drawings and Specifications shall be made without first being submitted to the [Construction Monitor] and Tenant and approved by Tenant. Tenant shall be entitled to give or withhold its approval of any such revisions in its sole and absolute discretion. Without limiting the generality of Tenant's rights under the preceding sentence, Tenant may withhold its approval if the revisions would, in its sole and absolute discretion, materially and adversely affect the quality or character of the Improvements. Borrower shall not authorize, direct or permit the performance of any work pursuant to any change order unless it shall have received the approval of the Tenant prior to submitting such change order to the relevant contractor.

          (b) Borrower will not authorize, direct or permit the performance of any work, pursuant to any change order or enter into any change order that would result in an extension of time for Substantial Completion of the Improvements later than the earliest Outside Possession Date (as defined in the Lease), without the Tenant's prior written approval. If any change order would extend the time for completion of Construction beyond the Completion Date,





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prior to submitting the change order to Tenant for its approval, Borrower will obtain the written consent to the extension of time for such completion of Construction from any and all persons who would be entitled to enforce any penalty or to collect any liquidated or other damages from Borrower or Tenant as a result of the failure to complete the Improvements by any date prior to the extended date for such completion provided for in the change order. If any permits or authorizations are necessitated or required by any governmental authorities having jurisdiction over any work described in such change order, Borrower shall obtain all such permits and authorizations prior to directing or permitting any such work. Borrower will submit true and correct copies of all change orders to Tenant [and the Construction Monitor] within five (5) days after Borrower's execution of the same.

Section 4.     COVENANTS OF BORROWER.

     4.1 Enforcement of Construction Contract. Borrower shall strictly enforce the Construction Contract (as defined below) to insure that the Contractor and subcontractors promptly and diligently perform all of their obligations thereunder in strict accordance with the Approved Drawings and Specifications and in such a manner as to preserve the security of Lender, Kmart and Tenant in the Project. Tenant shall approve the material provisions of the Construction Contract prior to the commencement of Construction pursuant to the Construction Contract. The Construction Contract shall be a fixed cost guaranteed maximum contract and shall require the contractors to procure payment and performance bonds acceptable in form and substance to Tenant, and Borrower shall, to the extent required, or shall, if requested by Tenant, assign to Tenant its rights to enforce such payment and performance bonds to complete the Improvements located on the property described in the Lease. No change, amendment or modification shall be made to the Construction Contract without the prior written approval of Tenant). As used herein, "Construction Contract" shall mean that certain Construction Contract relating to the Improvements by and between the Borrower and __________________, a __________ corporation, dated as of ________, 199_. In addition, Borrower shall procure and maintain or cause to be procured and maintained builder's risk insurance and general liability insurance pursuant to the Leases. Borrower shall also procure and maintain and shall cause its subcontractors to procure and maintain workmen's compensation insurance as required by the statutes or regulations of the State in which the Project is located.

     4.2 Information Regarding Subcontractors and Labor and Material Suppliers. Borrower shall promptly, upon Tenant's or [Construction Monitor's] request from time to time, furnish to Tenant [and Construction Monitor] a correct list of all subcontractors, suppliers or materialmen employed or retained in connection with the construction of the Improvements and the Site Work associated therewith. Each such list shall show the name, address and telephone number of each such person, a general





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statement of the nature of the work to be done, the labor and materials to be supplied and the approximate dollar value of such labor, materials or work with respect thereto. Tenant and [Construction Monitor] shall each have the right to telephone or otherwise communicate with the contractor and each subcontractor and materialman to verify the facts disclosed by such list or by any request for disbursement or for any other purpose, and shall have the right to inspect any subcontract pursuant to which labor is being performed or materials are being supplied, which labor or materials are to be paid for or reimbursed from advances pursuant to the terms of this Agreement.

Section 5.     REMEDIES.

     5.1 Description of Remedies. Upon the occurrence of a default by Borrower pursuant to the Lease which continues after the expiration of any applicable cure period, provided Tenant is not then in default after the expiration of any applicable cure period under the Lease or the Consent and Agreement, Tenant may, in addition to all remedies at law or in equity or under the Second Mortgage or Option, at its option at any time prior to the occurrence of a "Triggering Event" (as defined in the Note Put Agreement): (i) commence proceedings for immediate foreclosure of the Second Mortgage, (ii) avail itself of any other relief to which Tenant may be legally or equitably entitled under this Agreement, (iii) specifically enforce Borrower's obligations to complete the work or (iv) exercise any one or more remedies under the Second Mortgage.

     5.2 License and Assignment of Contracts, Permits and Related Rights. If Borrower shall fail to perform any of its obligations specified in the Lease, provided Tenant is not then in default under the Lease or the Consent and Agreement after the expiration of any applicable cure period and a Triggering Event shall not have occurred, Borrower, subject to the security interests in the Licensed Items (as defined below) granted by Borrower to Lender, hereby grants the following license and assigns the following contracts, permits, licenses and related rights to Tenant:

          (a) An irrevocable license to enter upon the Land , the [Shopping Center,] and Improvements and to use all personal property thereon owned by Borrower or used in connection with the operation of the Land and Improvements; to take over and perform or have performed any and all work and labor reasonably necessary to complete the Improvements associated therewith substantially according to the Approved Drawings and Specifications, respectively; to employ watchmen to protect the Land and Improvements from injury, and to charge the cost thereof, including a reasonable sum for supervision and management, against Borrower, which cost shall be deemed to have been paid to Borrower and the repayment of which, in addition to all other sums paid out or advanced by Tenant, shall be secured by the Second Mortgage.





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        (b)   All of Borrower's right, title and interest in contracts
(including but not limited to Construction Contracts and the Architectural Contract), Approved Drawings and Specifications, permits, licenses, bonds and related items relating to the construction of the Improvements ("Contract Documents"). This License and assignment shall not, in the absence of affirmative ratification of such Contract Documents by Tenant, be deemed to impose upon Tenant any of the Borrower's existing and unsatisfied obligations under any such Contract Documents; provided, however, the exercise by Tenant of its rights under this License shall constitute an assumption by Tenant of the obligations of Borrower (and, if Lender forecloses upon any of the Licensed Items (as defined in Section 6) and Tenant exercises its rights pursuant to the license provided in Section 6, the obligations of Lender pursuant to the Contract Documents with respect to any existing or unsatisfied monetary obligations under such Contract Documents, and any other obligations accruing or incurred from and after Tennant's exercise of its rights.

     5.3 Power of Attorney. Borrower hereby constitutes and appoints Tenant its true and lawful attorney-in-fact, with full power of substitution, in the premises, in the circumstances set forth in Section 5.2, pursuant to the terms of this Agreement to complete the Improvements in the name of Borrower; provided, however, Borrower shall still be deemed to be the fee owner of the Improvements associated therewith. Borrower hereby empowers such attorney as follows:

     (i) To use any funds of Borrower, including any funds in the Escrow Account which may remain undisbursed hereunder, for the purpose of completing the Improvements;

     (ii) To make such additions, changes and corrections in the Approved Drawings and Specifications to the same extent as Borrower is entitled to do so pursuant to Section 3.2 of this Agreement;

     (iii) To employ such contractors, subcontractors, agents, architects and inspectors as shall be required to complete the Improvements;

     (iv) To pay, settle or compromise all existing bills and claims which may be liens against the Land, Improvements or for clearance of title;

     (v) To execute all applications and certificates in the name of Borrower which may be required by any of the Contract Documents or any governmental authority;

     (vi) To prosecute and defend all actions or proceedings in connection with the Land or the construction of the Improvements and to take such action and require such performance as it deems necessary under any guaranty of completion or payment; and

     (vii) To do any and every act related to construction of the Improvements which Borrower might do in its own behalf.

It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. Subject to the conditions precedent set forth in this Section 5.3, Borrower hereby authorizes Tenant to use, in accordance with this Agreement, the undisbursed Construction Fund, such authorization to be effective upon the occurrence of an Event of Default which continues beyond any applicable cure period.





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     5.4  Additional Remedies Upon Borrower Default.  Tenant shall have the following additional remedies:

          (a) The right, at Tenant's sole option if Borrower shall fail to perform any of its obligations pursuant to the Lease which may be cured by payment of money, to cause such payment by Escrow Agent from the undisbursed Construction Fund, thereby curing the default. If the payment of any such sums results or may, in Tenant's good faith determination, result in the reduction of the undisbursed Construction Fund below that required to complete construction of the Improvements in accordance with the Approved Drawings and Specifications and, and pay for any other Construction Costs contemplated hereunder, then the amount which Tenant determines in good faith to be necessary to provide for such completion shall be deposited by Borrower with Escrow Agent within five (5) days after written demand by Tenant.

          (b) The right, upon delivery to Escrow Agent of certification from Tenant that Borrower has failed to perform any of its obligations pursuant to the Lease beyond any applicable cure period, without any further requirements, to direct Escrow Agent to disburse the balance of the Construction Fund pursuant to this Agreement without Borrower's consent.

     5.5 Disputes Endangering Completion. Where disputes have arisen which, in the reasonable opinion of Tenant, may endanger timely completion of the Improvements and the Site Work associated therewith or fulfillment of any condition precedent or covenant herein, Tenant may direct Escrow Agent to advance funds for the account of Borrower without prejudice to Borrower's rights, if any, to dispute such payment and if successful recover such funds from the party to whom paid. Any agreement or agreements entered into in connection with such advances may take the form which Tenant, in its sole and absolute discretion, deems proper, including but without limiting the generality of the foregoing, agreements to indemnify a title insurer against possible assertion of lien claims, and agreements to pay disputed amounts to contractors in the event Borrower is unable or unwilling to pay the same and the like. All sums as paid by Escrow Agent or agreed to be paid pursuant to such undertaking shall be for the account of Borrower, and Borrower agrees to reimburse Tenant for any such payments made upon demand therefor with interest at the Default Rate, as defined in the Second Mortgage, until the date of reimbursement. Such advances shall be secured by the Second Mortgage.

     5.6 Effect of this Agreement on Kmart and Tenant. Nothing contained in this Agreement shall be construed as a waiver or limitation of any claim of Kmart or Tenant against Borrower for the nonpayment of any sums owing to Kmart or Tenant under any agreement with Borrower or be construed to relieve Borrower of any of its obligations to Kmart or Tenant under any agreement.

     5.7 Separate Remedies of Kmart. As security for its performance under the Lease and the Note Put Agreement, Tenant has





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assigned to Kmart as collateral Tenant's rights under this Agreement, the
Second Mortgage and its Option pursuant to the terms of the Collateral Assignment of Tenant Security Documents of even date herewith ("Collateral Assignment"). If a default shall exist and continue under the Collateral Assignment without cure beyond any applicable cure period provided for therein, Kmart shall notify Escrow Agent and [Construction Monitor] of such default and all rights and obligations of the Tenant under this Agreement shall inure to the benefit and become the obligations of Kmart, and [Construction Monitor], Escrow Agent and Lender shall recognize Kmart as the "Tenant" hereunder upon receipt of such notice.

     5.8 Tenant's Option to Purchase the Land. For so long as Borrower is not in default, after expiration of any applicable cure periods, of any of its obligations to complete any portion of the Project as required and within the time specified in the Lease, Tenant will not exercise, nor permit to be exercised, the separate Option. After Substantial Completion of Construction as required by the Lease, provided Borrower is not in default after expiration of any applicable cure periods of any of its obligations under the Lease, within fifteen (15) days of a request by Borrower, Tenant shall execute an agreement in form satisfactory to Borrower to terminate all option rights under the Option in the event the Option has not terminated by its terms thereunder. Upon the exercise of such Option, Tenant shall assume Borrower's obligations to Lender, which shall include, but not be limited to, completion of the Improvements in accordance with the Approved Drawings and Specifications.

     5.9 No Liability of Tenant or Kmart to Borrower. In the event Tenant or Kmart elects to exercise any of the rights granted to them pursuant to this Agreement, Kmart and Tenant may exercise such rights without liability to Borrower therefor. Borrower, on behalf of itself, its agents, officers, partners and employees hereby expressly waives any and all claims and causes of action, including attorneys' fees and expenses, it may have against Tenant or Kmart which may hereafter result from the exercise of any rights granted to Tenant and Kmart hereunder.

Section 6. CONSENT OF LENDER; LICENSE BY LENDER. If Borrower shall fail to perform any of its obligations pursuant to the Lease or in any of the Contract Documents, provided that Tenant and Kmart are not then in default which default continues after expiration of any applicable cure period under the Lease, the Lease Guaranty, the Note Put Agreement or the Consent and Agreement, then Lender hereby (i) consents to the Borrower's license pursuant to Section 5.2, and (ii) grants to Tenant a license to use any and all of the rights which Lender would be entitled to exercise upon a foreclosure of Lender's security interest in and to each of the items, funds and rights subject to the license granted by Borrower pursuant to Section 5.2 hereof (collectively, "Licensed Items"). The license granted herein by Lender in favor of Tenant may be revoked at any time with respect to Tenant upon the occurrence of any default by Tenant under the Lease, the Note Put Agreement or the Consent and

Agreement, and, with respect to Kmart, upon the occurrence of any default by Kmart under the Lease Guaranty, the Note Put Agreement or the Consent and Agreement which continues after the expiration of any applicable cure period. Tenant and Kmart each acknowledge that the license consented to herein by Lender shall not impair the perfection or priority of the security interests granted by Borrower to Lender and that such license is granted by Lender subject to the condition that Tenant or Kmart, as applicable, shall deliver to Lender the items set forth in "Exhibit 6" attached hereto and incorporated herein by reference (which Tenant and Kmart shall deliver to Lender, subject to the provisions of the following sentence) upon completion of the Improvements. Notwithstanding the foregoing, failure by Tenant or Kmart to deliver to Lender the items set forth in Exhibit 6 shall not constitute Failure of Completion pursuant to the terms of the Note Put Agreement. Tenant or Kmart, as applicable, shall discharge and release the Second Mortgage on the third anniversary of the date hereof, provided Borrower is not then in default, and, if such default is cured by Borrower, immediately after such cure.

Section 7. WAIVER. Kmart or Tenant may waive any requirement herein other than Lender's rights pursuant to Sections 5 and 6. No delay or omission by Kmart or Tenant in exercising any right, power or remedy hereunder and no indulgence given to Borrower or to any other party with respect to any conditions set forth herein shall impair any right, power or remedy of Kmart and Tenant under this Agreement or be construed as Kmart's and Tenant's waiver of or acquiescence in any Event of Default. Likewise, no such delay, omission or indulgence by Kmart or Tenant shall be construed as a variation or waiver of any of the terms, conditions or provision of this Agreement. No purported waiver of any requirement or Event of Default shall be effective unless it is written and signed by an authorized representative of Kmart and Tenant. No waiver by Kmart or Tenant of any requirement or Event of Default shall constitute a waiver of any other prior or subsequent requirement or Event of Default or of the same requirement or Event of Default after notice to Borrower demanding strict performance. No single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or of any other right, power or remedy. All rights, powers and remedies existing under this Agreement, the Lease, the Option and the Second Mortgage are in addition to and not exclusive of any rights, powers or remedies otherwise available. Kmart and Tenant shall not be estopped to take or from taking any action with respect to any Event of Default because of any delay by Kmart and Tenant in giving notice of such Event of Default or exercising any remedy based thereon.

Section 8. ACTION UPON AGREEMENT; ENTIRE AGREEMENT; AGREEMENT FOR KMART'S AND BORROWER'S BENEFIT. This Agreement is made for the sole protection and benefit of Kmart, Tenant, Borrower, [Construction Monitor,] and Escrow Agent and, to the extent any provision hereof is for the benefit of Lender, Lender and no other person or persons shall have any right of action hereon. Borrower may not assign, sell or otherwise transfer any of its rights under this Agreement and any such purported assignment, sale or transfer shall be void, except for an assignment or pledge by Borrower to Lender pursuant to any documents required by the Loan Agreement including, without limitation, the Assignment of Rights under Construction Fund Disbursement Agreement dated as of the date hereof. It is expressly intended that no general contractor, architect, subcontractor, laborer or materialman shall be a third party beneficiary of this Agreement. This Agreement embodies the entire agreement of the parties in relation to the subject matter hereof. There are no prior or contemporaneous representations, promises, warranties, understandings or agreements, expressed or implied, oral or otherwise, in relation to the subject matter of this Agreement, except those expressly referred to or set forth herein and the Consultant Agreement referenced in Section 2.3(d) of this Agreement. Borrower acknowledges that the execution and delivery of this Agreement is its free and voluntary act and deed, and that the execution and delivery have not been induced by, nor done in reliance upon, any representations, promises, warranties, understandings or agreements made by Kmart or Tenant, its agents, officers, employees or representatives other than those set forth herein. No promise, warranty, understanding or agreement made subsequent to the execution and delivery hereof by any party hereto, and no revocation, partial or otherwise, or change, amendment, addition, alteration or modification of this Agreement shall be valid unless the same be in writing signed by all the parties hereto or by their duly authorized agents.

Section 9.     GENERAL.

     9.1 Time of Essence. Time and the exactitude of each of the terms, conditions and provisions herein are expressly made of the essence of this Agreement.

     9.2 Governing Effect. This Agreement is not intended to supersede the provisions of the Second Mortgage but shall be construed as supplemental thereto. In the event of any inconsistency between the provisions hereof and/or the Second Mortgage, it is intended and agreed that this Agreement shall control on all matters other than the creation, perfection and priority of the security interests and liens granted thereby or other than as expressly provided otherwise in the Second Mortgage.

     9.3 Notices. All notices, requests, demands or other communications hereunder (unless expressly provided otherwise therein) shall be in writing and shall be addressed, in the case of Borrower, to ________________________; in the case of [Construction Monitor], ___________________________, Attention:
_______________; in the case of Kmart, to Kmart Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084-3163, Attention: Vice President-Real Estate; in the case of Escrow Agent, to __________________________________, Attention:
____________; and in the case of Tenant, to _____________________,
Attention: _____________________________________; in the case of Lender, to
40 North Central Avenue, Suite 2700, Phoenix, Arizona  85004, Attention: Norman
C. Storey; in the case of Trustee (as defined in Section 9.8), which shall receive copies of all communications hereunder, to c\o U.S. Trust Company of California, N. A., Suite 2700, 555 Flower Street, Los Angeles, California 90071, Attention: Corporate Trust Department; or to such other address as any party may designate in writing. All notices hereunder shall be effective upon delivery, if delivered in person, if sent by overnight courier, such as Federal Express or

Airborne or if sent by certified or registered mail (return receipt requested), postage prepaid except that notices of change of address shall be effective ten
(10) days after the effective date of all other notices hereunder. The date of notice shall be the date of receipt of the notice or the date of attempted delivery of the notice by the overnight courier service or the U.S. Postal Service to the addressee or its agent.

     9.4 Tenant as Borrower's Agent. Borrower irrevocably appoints, designates and authorizes Tenant as its agent (such agency being coupled with an interest) in the event Borrower fails to timely do so to file for record any notices of completion, cessation of labor or any other notice that Tenant deems necessary or desirable to protect its interest under the Lease, Option, Second Mortgage or hereunder.

     9.5 Escrow Instructions. The provisions hereof shall constitute joint escrow instructions from Kmart, Tenant and Borrower to Escrow Agent, provided, however, that the parties may supplement these escrow instructions, provided such supplement is in writing and signed by the parties. The parties shall also execute such additional instructions as requested by Escrow Agent not inconsistent with the provisions hereof.

     9.6 Section Heading. Section headings are not to be considered a part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents hereof.

     9.7 Applicable Law. This Agreement shall be construed and enforced under the laws of the state in which the Project is located without giving effect to the choice of law principles thereof.

     9.8 Assignment and Consent. Tenant acknowledges that Borrower has assigned for security purposes its rights under this Agreement to Lender as a material inducement to Lender to make the Loan and hereby further acknowledges and consents to the sale, conveyance, transfer and absolute assignment by Lender of such rights to United States Trust Company of New York ("Trustee"), pursuant to that certain [Collateral] Trust Agreement dated as of the date here of. The foregoing assignments are subject to the provisions of Sections 5 and 6.

     9.9 Severability. Should any provision of this Agreement for any reason be declared unenforceable by a court of competent jurisdiction (sustained on appeal, if any), such unenforceability shall not affect the enforceability of any other provision hereof or thereof, all of which shall remain in force and effect as if this Agreement had been executed with theun enforceable provision thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining provision of this Agreement without including therein any such part, parts or portion which may for any reason be hereafter declared unenforceable, provided that, if any provision of this Agreement shall be unenforceable by reason of a final judgment of a court of competent jurisdiction based upon a court's ruling (sustained on appeal, if any) that such provision is unenforceable because of the excessive degree or magnitude of the obligation imposed thereby on any part, that unenforceable obligation shall be reduced in magnitude or degree by the minimum degree or magnitude necessary in order to permit the provision to be enforceable by Kmart. In the event the provisions of the immediately preceding sentence apply, the parties shall make appropriate adjustment to the provisions of this Agreement to give effect to the benefits intended to be conferred upon the parties hereby.

     9.10 Limitation of Liability. The provisions of Section 11.1 of the Loan Agreement shall apply to any and all representations and covenants made by Borrower in connection with any advances of the Construction Fund made pursuant to this Agreement.

     9.11 Counterparts. This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties; each counterpart shall be deemed an original, but all counterparts shall constitute a single instrument.

[Section 10.    CONSTRUCTION MONITOR.

     10.1 Limitation of Liability. Nothing in this Agreement shall be deemed to require, authorize or permit [Construction Monitor] to perform any act which would constitute design services, or the practice of architecture, professional engineering, certified public accounting or law. [Construction Monitor] is acting in a consulting capacity only for the Tenant and Kmart, and nothing in this Agreement shall be construed as imposing any duty on the part of [Construction Monitor] to supervise, administer, coordinate or in any way be responsible for the work performed by or on behalf of the Architect, General Contractor, Subcontractors, or any other person performing work on the site.

     10.2 Rights of Others. Nothing contained in this Agreement shall be deemed to create a contractual relationship with or a cause of action in favor of any third party, the Borrower or Escrow Agent against Construction Monitor.]

Section [11].    ESCROW AGENT.

     [11].1 Limitation of Liability. Escrow Agent shall not be liable under this Agreement for any loss or damage resulting from the following:

          (a) Any defects or conditions of title to any property, except those resulting from its own default under this Agreement, its own wrongful acts, or insured against by title insurance policy of ___________ Title Insurance Company which is issued or to be issued. No title insurance liability is created by this Agreement;

          (b) Any defects in the property purchased, obligations of rights of any tenants or other party in possession, the surrender of possession, or any misrepresentations made by any other party;

          (c) Legal effect or desirability of any instrument prepared by it or exchanges by the parties hereto;

          (d)  Any default, error, action or omission of any other party;

          (e) The expiration of any time limit or other delay, unless such time limit was known by Escrow Agent, and such loss is solely caused by failure of Escrow Agent to proceed either as required under this Agreement or otherwise in the ordinary course of business;

          (f) Any loss or impairment of funds deposited in escrow in the course of collection or while on deposit with an institution permissible pursuant to the Eligible Investments requirements of the Loan Agreement resulting from failure, insolvency or suspension of such institution;

          (g) Escrow Agent complying with any and all legal process, writs, orders, judgments and decrees of any court of competent jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed;

          (h) Escrow Agent asserting or failing to assert any cause of action or defense in any judicial, administrative or other proceeding either in the interest of itself or any other party or parties.

Notwithstanding the foregoing limitation of liability pursuant to this Agreement, Escrow Agent shall be liable to any insured who is also a party to this Agreement pursuant to the terms of title insurance policies issued by Escrow Agent to any insured for defects or conditions of the insureds right, title and interest in the property insured by such policies.

     [11].2 Interpleader. Escrow Agent shall be fully indemnified by the parties hereto for all its expenses, costs, and reasonable attorney's fees accrued in connection with any interpleader or action which Escrow Agent may file, in its sole discretion, to resolve any dispute as to the Borrower or which may be filed against the Escrow Agent.

     [11].3 Fees and Expenses. If Escrow Agent is made a party to a judicial, non-judicial or administration action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or negligence of Escrow Agent in performing its duties hereunder, the expenses, costs and reasonable attorney's fees incurred by Escrow Agent in responding to such action, hearing or process shall be paid by the party/parties whose alleged acts are the basis for such proceedings and such party/parties shall indemnify, save and hold Escrow Agent harmless from said expenses, costs and fees so incurred.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                                                     , a
                          -------------------------------------------
                                      limited [partnership] [liability
                          -----------
                                      company]

                          By:                                          , [a
                              -----------------------------------------
                                             corporation, its
                               --------------
                                   sole General Partner

                          By:
                              --------------------------------------------
                              Its:
                                  ----------------------------------------]
                                           (BORROWER)]

                          KMART CORPORATION, a Michigan corporation

                          By:
                              --------------------------------------------
                              Its:
                                  ----------------------------------------


                                                                      , a
                          --------------------------------------------
                                     corporation
                          ----------


                          By:
                              --------------------------------------------
                              Its:
                                  ----------------------------------------
                                   (ESCROW AGENT)

                                                                       , a
                          --------------------------------------------
                                     corporation
                          ----------

                          By:
                              --------------------------------------------
                              Its:
                                  ----------------------------------------

                                           (TENANT)

                          [_____________________________________________, a
                          ___________corporation

                          By:
                              --------------------------------------------
                              Its:
                                  ----------------------------------------
                               (CONSTRUCTION MONITOR)]


                          NATIONAL TENANT FINANCE
                          CORPORATION, a Delaware
                          corporation


                          By:
                              --------------------------------------------
                              Its:
                                  ----------------------------------------

                                    (LENDER) (solely with
                                    respect to Section 6)

                                  EXHIBITS TO
                    CONSTRUCTION FUND DISBURSEMENT AGREEMENT


Exhibit 1.2A    Additional Defined Terms

Exhibit 2.1A    Investment of Escrow Funds Form

Exhibit 2.1B    Closing Statement

Exhibit 2.1C    Definition of Eligible Investments

Exhibit 2.2     Cost Budget

Exhibit 2.3A    Draw Request

Exhibit 2.3B    Lien Waivers (partial and full), supporting invoices

Exhibit 6       Deliveries Upon Completion of Construction